Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Posts Record First Quarter Earnings
Ankeny, IA, September 8, 2015 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.57 for the first quarter of fiscal 2016 ended July 31, 2015, compared to $1.28 per share for the same quarter a year ago. "The Company is off to an excellent start to the fiscal year with strong sales, margin expansion in prepared foods, and a favorable operating expense environment during the period," said Chairman and CEO Robert J. Myers. "Diluted earnings per share increased 23% despite a fuel margin decline of 1.4 cents per gallon compared to the prior year."
Fuel - The goal for fiscal 2016 is to increase same-store gallons sold 2% with an average margin of 16.7 cents per gallon. For the first quarter, same-store gallons sold were up 3.4% with an average margin of 17.5 cents per gallon. "Same-store sales continue to benefit from low retail fuel prices," said Myers. "Wholesale fuel costs were volatile throughout the quarter. Our pricing strategy allows our store managers to respond quickly to local price competition, which helped us maintain volumes and achieve a margin above goal." The Company sold 15.7 million renewable fuel credits for $8 million during the first three months of the year. Total gallons sold for the quarter were up 8% to 501.2 million gallons.
Grocery and Other Merchandise - The Company’s annual goal is to increase same-store sales 6.2% with an average margin of 32.1%. For the first quarter, same-store sales were up 7.0% with an average margin of 32.6%. "Cigarette sales performed well as we experienced volume increases throughout the quarter, especially in our premium brands," stated Myers. "The grocery and other merchandise margin is slightly over our annual goal, primarily due to the seasonal sales mix we typically experience in the first quarter." Total sales were up 10.0% to $526.6 million.
Prepared Food and Fountain - The goal for fiscal 2016 is to increase same-store sales 10.4% with an average margin of 60.8%. For the first quarter, same-store sales were up 10.3% with an average margin of 62.5%. "Many of our strategic initiatives are focused on driving sales to this category," said Myers. "Major remodels, 24-hour conversions, and pizza delivery continue to deliver impressive sales gains, and lower ingredient and supply costs enabled us to expand our margin." Total prepared food and fountain sales were up 14.8% to $223.4 million, and gross profit dollars grew 19.9% to $139.7 million.
Operating Expenses - For the first quarter, operating expenses were $263.6 million compared to $244.3 million for the first quarter a year ago, up 7.9%. "Credit card fees and transportation costs combined decreased approximately $2.3 million from a year ago due to lower fuel prices," said Myers. "These reductions were offset by expenses related to operating more stores than a year ago as well as the various strategic initiatives the Company continues to roll out."

Expansion - The Company’s annual goal is to build or acquire 75 to 113 stores, replace 10 existing locations and perform major remodels on 100 existing locations. As of the end of the quarter, the Company had opened 8 new stores, acquired 1 store, and replaced 7 existing stores. The Company had 17 major remodels under construction at the end of the quarter, along with 26 new stores and 4 replacement stores. "We are pleased with the pace of our new store construction progress, and will continue our patient approach to potential acquisitions," said Myers. "Major remodels have shown to be an excellent initiative that will drive better performance out of our existing store base."
Dividend - At its September meeting, the Board of Directors declared a quarterly dividend of $0.22 per share. The dividend is payable November 16, 2015 to shareholders of record on November 2, 2015.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2015	2014
Total revenue	$2,048,592	$2,291,186
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,637,350	1,920,272
Gross profit	411,242	370,914
Operating expenses	263,582	244,318
Depreciation and amortization	39,399	36,249
Interest, net	10,084	10,506
Income before income taxes	98,177	79,841
Federal and state income taxes	36,371	29,744
Net income	$61,806	$50,097
Net income per common share
Basic	$1.59	$1.30
Diluted	$1.57	$1.28
Basic weighted average shares	38,964,765	38,616,340
Plus effect of stock compensation	420,727	390,121
Diluted weighted average shares	39,385,492	39,006,461

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2015	April 30, 2015
Assets
Current assets
Cash and cash equivalents	$46,605	$48,541
Receivables	33,654	22,609
Inventories	215,329	197,331
Prepaid expenses	4,623	2,025
Deferred income taxes	16,232	15,531
Income tax receivable	—	19,223
Total current assets	316,443	305,260
Other assets, net of amortization	18,588	18,295
Goodwill	127,046	127,046
Property and equipment, net of accumulated depreciation of $1,218,404 at July 31, 2015 and $1,185,246 at April 30, 2015	2,092,297	2,019,364
Total assets	$2,554,374	$2,469,965
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$—
Current maturities of long-term debt	15,392	15,398
Accounts payable	243,182	226,577
Accrued expenses	123,901	122,914
Income taxes payable	6,426	—
Total current liabilities	388,901	364,889
Long-term debt, net of current maturities	838,153	838,245
Deferred income taxes	354,057	354,973
Deferred compensation	17,830	17,645
Other long-term liabilities	19,532	18,984
Total liabilities	1,618,473	1,594,736
Total shareholders’ equity	935,901	875,229
Total liabilities and shareholders’ equity	$2,554,374	$2,469,965
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
The previously announced revisions to our financial results regarding an immaterial correction of an error for the fiscal 2015 first quarter are reflected in year-to-date results and comparisons to prior periods.

Revenue and Gross Profit by Product (Amounts in thousands)
Three months ended 7/31/2015	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,286,241	$526,620	$223,382	$12,349	$2,048,592
Gross profit	$87,681	$171,549	$139,680	$12,332	$411,242
Margin	6.8%	32.6%	62.5%	99.9%	20.1%
Fuel gallons	501,169
Three months ended 7/31/2014
Revenue	$1,607,126	$478,586	$194,610	$10,864	$2,291,186
Gross profit	$87,872	$155,683	$116,511	$10,848	$370,914
Margin	5.5%	32.5%	59.9%	99.9%	16.2%
Fuel gallons	464,214

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2016	3.4%					F2016	17.5	¢
F2015	3.0	2.3%	2.2%	3.5%	2.6%	F2015	18.9		19.5	¢	22.0	¢	16.9	¢	19.3	¢
F2014	3.2	4.2	3.8	1.8	3.1	F2014	21.4		16.0		13.6		13.1		16.1

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	7.0%					F2016	32.6%
F2015	7.7	6.6%	7.7%	9.7%	7.8%	F2015	32.5	32.3%	31.2%	32.1%	32.1%
F2014	6.1	10.2	6.5	7.2	7.4	F2014	32.7	32.3	31.1	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	10.3%					F2016	62.5%
F2015	11.1	11.1%	14.1%	13.5%	12.4%	F2015	59.9	59.3%	58.7%	60.9%	59.7%
F2014	11.9	12.3	10.7	12.1	11.8	F2014	61.8	61.8	60.8	60.1	61.1

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 9, 2015. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.